Prospectus Supplement No. 9
Filed Pursuant to Rule 424(b)(3)
File No. 333-131147

Prospectus Supplement No. 9

(to Final Prospectus dated June 14, 2006)

This Prospectus Supplement No. 9 supplements and amends the Final Prospectus dated June 14, 2006, as supplemented and amended by Supplement No. 1 thereto dated July 20, 2006, Supplement No. 2 thereto dated August 2, 2006, Supplement No. 3 thereto dated August 9, 2006, Supplement No. 4 thereto dated August 30, 2006, Supplement No. 5 thereto dated September 13, 2006, Supplement No. 6 thereto dated October 10, 2006, Supplement No. 7 thereto dated October 16, 2006, and Prospectus Supplement No. 8 thereto dated October 25, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 7,588,018 shares of our common stock by certain selling shareholders.

On November 2, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating the adoption of revised compensatory arrangements for Marc P. Flores, our President and Chief Executive Officer.

This Prospectus Supplement No. 9 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On November 1, 2006, the closing price of a share on the OTC Bulletin Board was $4.10.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Final Prospectus dated June 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is November 2, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 30, 2006
Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 30, 2006, our board of directors, upon the recommendation of our compensation committee, approved revised compensatory arrangements for Marc P. Flores, our President and Chief Executive Officer.

The board approved an increase of $15,000 in Mr. Flores’ annual base salary from $238,075 to $253,075, effective November 1, 2006, with annual review commencing on or about November 1, 2007.  The board also approved a one-time $25,000 bonus payment to Mr. Flores, subject to his preparation and submission to the board of personal performance objectives for fiscal year 2007.  Performance objectives will be subject to review and approval by the board.  Finally, the board approved an increase in Mr. Flores’ potential bonus payout for fiscal year 2007 for performance at plan to 30.1215% of his new base salary, representing a total target bonus for performance at plan of 40% of such base salary, less the $25,000 bonus referred to above.

Our former relocation agreement with Mr. Flores terminated pursuant to its terms on November 1, 2006 and will not be extended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: November 2, 2006	By:	/s/Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer